As filed with the Securities and Exchange Commission on July 15, 2026.

Registration No. 333-___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEREOTAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3120386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

710 North Tucker Boulevard, Suite 110
St. Louis, Missouri 63101
(314) 678-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Fischel

Chief Executive Officer

Stereotaxis, Inc.

710 North Tucker Boulevard, Suite 110

St. Louis, Missouri 63101

(314) 678-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to: Robert J. Endicott, Esq. Bryan Cave Leighton Paisner LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102-2750 (314) 259-2000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated July 15, 2026

PROSPECTUS

Common Stock, $0.001 par value
19,449,603 Shares

This prospectus relates to the resale, from time to time, of up to 19,449,603 shares (the “Shares”) of our common stock which are held by, or that may be issued to, the Selling Stockholders (as defined below) named herein, including shares of our common stock issuable upon exercise of pre-funded warrants (the “Purchaser Warrants”) issued to certain of the Selling Stockholders in lieu of shares of our common stock.

The Selling Stockholders acquired or will acquire the Shares or Purchaser Warrants in connection with our acquisition (the “Acquisition”) of Robocath, a French société par actions simplifiée (“Robocath”). Pursuant to the Share Sale Agreement, dated as of April 14, 2026, by and among Stereotaxis, the securityholders of Robocath party thereto (the “Securityholders”) and an individual serving as manager (the “Share Sale Agreement”), we acquired shares and other securities collectively representing 100% of the share capital and voting power of Robocath (on a fully-diluted basis) from the Securityholders. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from any sale of such Shares by or on behalf of any Selling Stockholders.

The Shares being registered hereunder are comprised of (i) 6,269,628 shares of our common stock (including shares of common stock issuable upon exercise of Purchaser Warrants issued in lieu of Closing Shares and 225,000 shares of common stock issued to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its securityholders in connection with the Acquisition) (the “Closing Shares”) issued to the Securityholders and the financial advisor named in the table appearing under the heading “Selling Stockholders” in this prospectus (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) on July 7, 2026 pursuant to the Share Sale Agreement and (ii) up to 13,179,975 additional shares of our common stock (including shares of common stock issuable upon exercise of Purchaser Warrants issued to one of the Selling Stockholders named herein in lieu of Earnout Shares) (the “Earnout Shares”) that we may issue pursuant to the Share Sale Agreement following achievement of certain regulatory and commercial milestones specified therein. The earnout consideration payable upon achievement of such milestones may be satisfied, at our election, in cash, by issuing Earnout Shares (or Purchaser Warrants in lieu thereof), or in a combination of cash and Earnout Shares (or Purchaser Warrants), subject to a cap of 19.9% of the total number of shares of the Company’s common stock issued and outstanding immediately prior to the closing (the “NYSE American Share Cap”). The Earnout Shares have not been earned and are not currently outstanding. The actual number of Earnout Shares issued to the Selling Stockholders could be materially less than 13,179,975 shares of common stock depending on whether and to what extent the regulatory and commercial milestones are met, whether we elect to pay all or a portion of such consideration in cash or Earnout Shares (or Purchaser Warrants), as well as the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved.

The Selling Stockholders, or their respective permitted pledgees, transferees, donees or other successors-in-interest, may sell the Shares of our common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may resell their respective shares of our common stock in the section titled “Plan of Distribution” beginning on page 14. We will pay the expenses incurred in registering the shares, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the NYSE American under the symbol “STXS.” On July 14, 2026, the last reported sale price for our common stock on the NYSE American was $1.60 per share.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. This prospectus, together with the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find Additional Information” before making an investment decision.

We and the Selling Stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. We and the Selling Stockholders take no responsibility for and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and a general description of the securities that may be offered for resale or other disposition by the Selling Stockholders. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

THE COMPANY

Stereotaxis designs, manufactures and markets robotic systems, instruments and information systems for the interventional laboratory. Our proprietary robotic technology, Robotic Magnetic Navigation, fundamentally transforms endovascular interventions using precise computer-controlled magnetic fields to directly control the tip of flexible interventional catheters or devices. Direct control of the tip of an interventional device, in contrast to all manual hand-held devices that are controlled from their handle, can improve the precision, stability, reach and safety of these devices during procedures.

Our primary clinical focus has been electrophysiology, specifically cardiac ablation procedures for the treatment of arrhythmias. Cardiac ablation has become a well-accepted therapy for arrhythmias and a multi-billion-dollar medical device market with expectations for substantial long-term growth. We have shared our aspiration and a product strategy to expand the clinical focus of our technology to several additional endovascular indications including coronary, neuro, and peripheral interventions.

There is substantial real-world evidence and clinical literature for Robotic Magnetic Navigation in electrophysiology. Hundreds of electrophysiologists at over one hundred hospitals globally have treated over 150,000 arrhythmia patients with our robotic technology. Clinical use of our technology has been documented in over 500 clinical publications. Robotic Magnetic Navigation is designed to enable physicians to complete more complex interventional procedures with greater success and safety by providing image-guided delivery of catheters through the blood vessels and chambers of the heart to treatment sites. This is achieved using externally applied computer-controlled magnetic fields that govern the motion of the working tip of the catheter, resulting in improved navigation. The more flexible atraumatic design of catheters driven using magnetic fields may reduce the risk of patient harm and other adverse events. Performing the procedure from a control cockpit enables physicians to complete procedures in a safe location protected from x-ray exposure, with greater ergonomics, and improved efficiency. We believe these benefits can be applicable in other endovascular indications where navigation through complex vasculature is often challenging or unsuccessful and generates significant x-ray exposure, and we are investing in research and development in these areas.

Our primary products include the Genesis RMN and the GenesisX RMN Systems, the Synchrony & SynX Solutions, various interventional devices under the Map-iT, MAGiC and EMAGIN brands, and other related devices. Through our strategic relationships with fluoroscopy system manufacturers, providers of catheters and electrophysiology mapping systems, and other parties, we offer our customers x-ray systems and other accessory diagnostic and therapeutic devices.

The Genesis RMN and the GenesisX RMN Systems are designed to enable physicians to complete more complex interventional procedures by providing image-guided delivery of catheters through the blood vessels and chambers of the heart to treatment sites. This is achieved using externally applied magnetic fields that govern the motion of the working tip of the catheter, resulting in improved navigation, efficient procedures, and reduced x-ray exposure. The GenesisX RMN System, the latest generation of the Genesis RMN System, is designed to significantly enhance the accessibility of Robotic Magnetic Navigation by reducing the lengthy construction cycle necessary to install prior generation RMN systems.

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The Synchrony system is designed to digitize and modernize the interventional catheter lab. Synchrony’s ultra-high-definition display consolidates the viewing and control of all disparate systems in the lab, offering an enhanced procedure experience with custom layouts, streamlined workflows, an intuitive user interface, and a decluttered environment. Synchrony digitizes the video streams with full fidelity and ultra-low latency, offering crystal-clear visualization. Its architecture allows obsolescence protection for labs as new technologies are introduced in the future. Synchrony is made available with SynX, a cloud-based HIPAA and GDPR-compliant app that allows for secure remote connectivity, collaboration, recording, and monitoring of the cath lab. These technologies are sold alongside RMN systems and as stand-alone solutions.

We pursue arrangements with fluoroscopy system manufacturers to provide such systems in a bundled purchase offer for hospitals establishing robotic interventional operating rooms. An integrated x-ray system is critical for customer adoption of RMN systems, and when offered as a bundled purchase with the RMN System, it may reduce the cost of acquisition, the ongoing cost of ownership, and the complexity of installation of a robotic electrophysiology practice.

We promote our full suite of products necessary for a typical hospital implementation, subject to regulatory approvals or clearances. This implementation requires a hospital to agree to an upfront capital payment and recurring payments. The upfront capital payment typically includes equipment and installation charges. The recurring payments typically include disposable costs for each procedure, equipment service costs beyond the warranty period, and ongoing software updates. In hospitals where our full suite of products has not been implemented, equipment upgrade or expansion can be implemented upon purchasing of the necessary upgrade or expansion.

We have strategic relationships with technology leaders and innovators in the global interventional market. Through these strategic relationships we provide compatibility with our robotic magnetic navigation system, integrated x-ray systems, digital imaging and 3D catheter location sensing technology, and compatible disposable interventional devices. The maintenance of these strategic relationships, or the establishment of equivalent alternatives, is critical to our commercialization efforts. There are no guarantees that any existing strategic relationships will continue, and efforts are ongoing to ensure the availability of compatible systems and devices and/or equivalent alternatives. We cannot provide assurance as to the timeline of the ongoing availability of such compatible systems or our ability to obtain equivalent alternatives on competitive terms or at all.

We were incorporated in Delaware in June 1990. Our principal executive offices are located at 710 North Tucker Boulevard, Suite 110, Saint Louis, Missouri 63101, and our telephone number is (314) 678-6100. Our website address is www.stereotaxis.com. Information contained on our website is not incorporated by reference into and does not form any part of this prospectus. As used in this prospectus, references to “Company”, “we”, “our”, “us” and “Stereotaxis” refer to Stereotaxis, Inc. unless the context requires otherwise. GenesisX RMN®, Genesis RMN®, Niobe®, Navigant®, Synchrony™, SynX™, Odyssey®, Odyssey Cinema™, MAGiC™, MAGiC Sweep™, EMAGIN™, Map-iT™, QuikCAS™, Cardiodrive®, Vdrive®, Vdrive Duo™, V-CAS™, V-Loop™, V-Sono™, and NuVizion™ are trademarks of Stereotaxis, Inc. All other trademarks that appear in this report are the property of their respective owners.

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RECENT DEVELOPMENTS

On July 7, 2026, the Company completed its Acquisition of Robocath for approximately $20.0 million of cash and common stock. Pursuant to the Share Sale Agreement, dated as of April 14, 2026, by and among Stereotaxis, the Securityholders of Robocath party thereto and an individual serving as manager, the Company acquired shares and other securities collectively representing 100% of the share capital and voting power of Robocath (on a fully-diluted basis) from the Securityholders. Robocath, headquartered in Rouen, France is a venture-backed innovator of advanced mechanical robotic technology for interventional cardiology and neurointerventions.

At the closing of the Acquisition, the Company made certain cash payments for the benefit of the Securityholders and issued (i) 1,469,485 shares of its common stock and (ii) “pre-funded” warrants (the “Purchaser Warrants”) to purchase 4,575,143 shares of its common stock to the Securityholders, in accordance with the terms and subject to the conditions set forth in the Share Sale Agreement. The Purchaser Warrants were issued to a Robocath securityholder that elected, as permitted by the Share Sale Agreement, to receive Purchaser Warrants in the Acquisition in lieu of shares of common stock it would have otherwise received under the Share Sale Agreement. Each Purchaser Warrant issued at closing entitles the holder thereof to acquire one share of our common stock at an exercise price equal to the par value of such common stock and is exercisable at any time from the date of issuance until July 7, 2031. In addition, at the closing of the Acquisition, we also issued 225,000 shares of our common stock to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its Securityholders in connection with the Acquisition.

In addition to the upfront consideration, we agreed to pay the Securityholders additional earnout consideration of up to $25.0 million upon the achievement of certain milestones, consisting of (i) $10 million upon the achievement of one regulatory milestone based on receipt of US FDA regulatory approval of certain next-generation interventional medical devices that Robocath currently has in development and (ii) up to $15 million for two commercial sales milestones, in the amounts of $5 million and $10 million, respectively. Robocath’s financial advisor will be entitled to additional fees upon payment of such earnouts. The earnout payments (and additional fees) are deliverable in the form of cash, a number of shares of Stereotaxis common stock (or Purchaser Warrants in lieu thereof subject to the continuing election of the eligible Securityholder) to be calculated in accordance with valuation formulas set forth in the Share Sale Agreement, or a combination of cash and stock (or Purchaser Warrants), provided that the aggregate number of shares that may be issuable as upfront stock consideration (including on exercise of any Purchaser Warrants) and in respect of the foregoing regulatory and the commercial milestones and as payment to Robocath’s financial advisor may not exceed 19.9% of the total number of shares of the Company’s common stock issued and outstanding immediately prior to the closing (the “NYSE American Share Cap”), without obtaining any required stockholder approval under the NYSE American rules. The 19,449,603 shares of common stock covered by the registration statement of which this prospectus forms a part represents 19.9% of the shares of the Company’s common stock issued and outstanding as of April 30, 2026, which is slightly fewer than the total number of shares we may issue under the NYSE American Share Cap. The exact number of shares and/or Purchaser Warrants, if any, to be issued under the Share Sale Agreement for earnout payments would be determined using the value of the Company’s common stock at the time(s) such commercial or regulatory milestones are achieved, based on the average of the closing per share price of the Company’s common stock for each of the five trading days ending on the second business day prior to payment date for such milestones, and will in any event be reduced to the extent the Company elects to pay the milestone consideration in cash, as a result of the NYSE American Share Cap or otherwise. This description of the terms of the Share Sale Agreement is a summary only and is qualified in its entirety by reference to the full text of the Share Sale Agreement, which is filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part and incorporated herein by reference.

In connection with the Acquisition, the Company and the Securityholders entered into a Resale Organization Agreement, dated as of July 7, 2026 (the “Resale Organization Agreement”), which is intended to facilitate the orderly resale of shares of our common stock (including shares issuable upon exercise of Purchaser Warrants) held by the Selling Stockholders following the closing of the Acquisition. The Resale Organization Agreement imposes certain volume limitations on open-market sales by the Selling Stockholders and grants the European Investment Bank priority resale rights during an initial period following the closing of the Acquisition. See “Selling Stockholders—Resale Organization Agreement” below for a description of this Agreement.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the following risk factors as well as all of the information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2025, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where you Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to our Recently Completed Acquisition of Robocath

We may be unable to successfully integrate Robocath into our business and may fail to realize any or all of the anticipated benefits of the acquisition, or those benefits may take longer to realize than expected.

Prior to the completion of our acquisition of Robocath, both companies previously operated independently and manufactured different products. The success of the acquisition will depend, in part, on our ability to (i) successfully integrate Robocath’s businesses into Stereotaxis, (ii) successfully manufacture, commercialize, develop and sell Robocath’s robotic systems and next-generation interventional medical devices and related products, and (iii) realize the anticipated benefits, including synergies, cost savings, growth and innovation opportunities and operational efficiencies, from the Acquisition, all in a manner that does not materially disrupt existing customer, supplier and employee relations. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of our common stock may decline.

The integration of Robocath into our business may result in material challenges, including, without limitation:

●	the diversion of management’s attention from ongoing business concerns relating to our historical business and any resulting disruption to our current plans and operations;
●	managing a more complex combined business;
●	expanding operations to manufacture Robocath’s robotic systems and associated disposable products and overcoming our lack of manufacturing experience related to such products;
●	maintaining employee morale, retaining key Robocath employees and the possibility that the integration process and organizational changes may adversely impact the ability to maintain employee relationships;
●	transitioning and maintaining business and operational relationships of Robocath, including suppliers, collaboration partners, employees and other counterparties;
●	risks related to retaining Robocath’s existing customers, including managing existing contracts with and any disputes with such customers;
●	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or Robocath’s operations;
●	risks related to litigation, disputes, investigations or other events that could increase our expenses, result in liability or require that we take other action;
●	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;
●	communication and logistical challenges associated with coordinating activities and maintaining consistent operational standards across widely-different locations, separated by both geography and time zones;
●	unanticipated issues in integrating information technology, communications and other systems;
●	unforeseen expenses, costs, liabilities or delays associated with the Acquisition or the integration;

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●	complying with diverse and unfamiliar foreign laws or regulatory requirements, or unexpected changes to those laws or requirements, including healthcare-specific regulatory regimes applicable to Robocath’s business in France and other jurisdictions, including managing relationships with our regulators or other governmental authorities;
●	increased costs and monitoring of compliance with other laws and regulatory requirements to which our business activities abroad are currently subject, such as the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws with a significant anti-corruption intent in France and other foreign countries, in which we and Robocath operate;
●	differing payor reimbursement regimes, governmental payors and price controls applicable to medical devices in foreign markets;
●	managing any competitive responses to the Acquisition;
●	compliance with French corporate law applicable to Robocath, with which we are not familiar; and
●	cultural differences in the conduct of business.

Many of these factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of expected cost savings or synergies and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

The Robocath acquisition will not be accretive to us and will increase our operating losses.

Although we consider the acquisition of Robocath as complementary to our existing business, Robocath has sustained historical operating losses, and we expect that it will continue to incur operating losses and negative cash flows in the coming few years. We may be required to fund Robocath’s ongoing operations for the foreseeable future. For example, we extended operating loans to Robocath of $1.1 million between signing of the Share Sale Agreement and the acquisition closing, which loans were repaid at closing and reduced the amount of the Upfront Stock Consideration we paid to Robocath’s equityholders. Accordingly, the Robocath acquisition will not be accretive to us and will increase our operating losses and negatively impact our results of operations on a consolidated basis in the near term. While we have plans to improve Robocath’s operating results primarily through leveraging our commercial organization to grow revenue of their next-generation system, we may not be successful in doing so in the near term or at all.

Our future results may be adversely impacted if we do not effectively manage Robocath’s robotic systems and disposable products business following the completion of the acquisition.

As a result of the acquisition, we will be managing Robocath’s ongoing business of manufacturing, commercializing, developing and selling robotic systems and associated disposable products and services. The manufacturing and development process of such robotic systems and disposable products is complex, highly technical, and our prior experience in this field is dated. The process can be subject to periodic worldwide supply chain disruptions, including labor shortages and inflationary pressures, and logistics delays which make it difficult for us to source parts and ship our products. We may require a higher level of overhead than currently anticipated. Our ability to successfully manage this new aspect of our business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Robocath into us, but also the increased scope of the combined business with its associated increased costs and complexity. There can be no assurances that we will be successful in manufacturing and commercializing Robocath’s robotic systems and disposable products or that we will realize the expected operating efficiencies, cost savings and other benefits anticipated from the acquisition.

The issuance of the earnout consideration using Earnout Shares will result in dilution to our stockholders and may adversely affect us, including the market price of our securities.

At the closing of the acquisition of Robocath on July 7, 2026, we issued 6,269,628 shares of our common stock as Closing Shares (including shares of common stock issuable upon exercise of Purchaser Warrants issued to certain of the Selling Stockholders in lieu of Closing Shares and 225,000 shares of common stock issued to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered to Robocath and its securityholders in connection with the Acquisition). In addition, the Share Sale Agreement requires us to pay up to $25 million of additional earnout consideration to the Selling Stockholders upon achievement of the Regulatory Milestone and/or the Commercial Milestones, which we may pay in cash, by issuing Earnout Shares (including shares of common stock issuable upon exercise of Purchaser Warrants issued to certain of the Selling Stockholders in lieu of Earnout Shares), or in a combination of cash and Earnout Shares (or Purchaser Warrants), at our election.

The Share Sale Agreement obligated us to file a resale registration statement (of which this prospectus is a part) relating to the 6,269,628 Closing Shares and to Earnout Shares that may be issuable pursuant to the earnout provisions in the Share Sale Agreement. We have elected to register 13,179,975 of such Earnout Shares; however, the exact number of shares we may issue under the Share Sale Agreement as earnout consideration will depend on: (i) whether and to what extent the Regulatory and/or the Commercial Milestones are achieved; (ii) whether we elect to pay all or a portion of such consideration in cash or using Earnout Shares (or Purchaser Warrants); and (iii) the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved. The Share Sale Agreement provides for a cap on the number of Earnout Shares, when combined with the Closing Shares, of 19.9% of the total number of shares of our common stock issued and outstanding as of July 7, 2026, which is approximately the number of Earnout Shares covered by this prospectus.

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As a result of the foregoing, if the Regulatory and/or Commercial Milestones are achieved, we could elect to issue all of the Earnout Shares in addition to the Closing Shares we issued at the closing of the Acquisition, which would cause significant additional dilution to the Company’s stockholders. Moreover, even if we are not required to issue any Earnout Shares, the potential for the issuance of such shares may negatively affect the trading price of our common stock in anticipation of such potential dilution. Sales of a substantial number of shares comprising the Closing Shares or any Earnout Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our securities.

Under certain circumstances, we may take certain actions to achieve the milestones under the Share Sale Agreement that we would not have undertaken if we had not completed the acquisition, which may have an adverse effect on the historical business of Stereotaxis.

In particular, during the earnout periods under our Share Sale Agreement, which include a regulatory milestone period ending on December 31, 2033 and two commercial milestone periods ending on December 31, 2035 and December 31, 2037, respectively, we agreed to use commercially reasonable efforts (as defined in the Share Sale Agreement) to complete the development of Robocath’s next-generation R-Two Products, including product development, manufacturing, and clinical and regulatory efforts to obtain FDA regulatory approval and regulatory authorization in Europe, and, subject to obtaining such authorizations, to commercialize the R-Two Products in the applicable territories. We also agreed to use commercially reasonable efforts to retain Robocath employees, on an employment or consulting basis, necessary to achieve the regulatory and commercial milestones and to ensure such individuals have adequate means, resources and support to perform their duties effectively.

While we retain the sole authority to operate and control Robocath’s business and its operations, including without limitation, any and all decisions relating to various aspects of the combined business, we may nevertheless take certain actions related to the milestones that we would not have undertaken if we had not completed the acquisition.

Robocath has historically been a private company that prepared its financial statements in accordance with French GAAP and was not subject to SEC reporting obligations, and we may encounter significant difficulties in integrating Robocath’s financial reporting and internal controls with our own.

Prior to our acquisition, Robocath was not required to maintain the financial reporting processes, internal controls over financial reporting, or public company governance practices that are required of U.S. public companies. Developing and managing these processes at Robocath, including the preparation of timely and accurate financial information for inclusion in our SEC filings and the implementation of internal controls, procedures, and policies appropriate for a U.S.-based public company, will require significant management attention, resources and expenditures. In addition, Robocath has historically prepared its financial statements in accordance with French generally accepted accounting principles, which differ in significant respects from U.S. GAAP. The conversion of Robocath’s historical financial data and ongoing accounting practices to U.S. GAAP may present substantial challenges, and we may encounter difficulties in identifying and correcting deficiencies in Robocath’s internal controls over financial reporting that arise from these differences in accounting standards and practices. Any failure to successfully convert Robocath’s financial data and accounting practices to U.S. GAAP, or to establish and maintain adequate financial reporting processes and internal controls at Robocath, could result in material weaknesses or significant deficiencies in our internal controls over financial reporting, errors or delays in our consolidated financial reporting, restatements of our consolidated financial statements, additional audit costs, regulatory scrutiny, or increased legal or financial risk, any of which could have a material adverse effect on our business, financial condition and results of operations.

French labor and employment laws applicable to Robocath’s employees may increase our operational costs and adversely affect our business.

All of the employees of our subsidiary, Robocath, are employed outside the United States, including in France, where labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights upon termination of employment. In addition, Robocath’s employees may be members of unions or represented by a works council as required by applicable French law, and we may be required to consult with such unions or works councils in connection with certain operational decisions. These more stringent labor and employment laws, to the extent that they are applicable, coupled with any requirement to consult with the relevant unions or works councils, could increase our operational costs with respect to our employees at Robocath. If such increased operational costs become significant, our business, financial condition, and results of operations could be adversely affected, perhaps materially.

We may face significant tax risks and uncertainties in connection with Robocath’s operations, including challenges relating to transfer pricing, withholding taxes, and local tax compliance.

Robocath’s operations are subject to French corporate income tax, local business taxes and various other French and EU taxes. Following the acquisition, intercompany transactions between Robocath and our US operations may be subject to complex transfer pricing rules, which require that such transactions be conducted at arm’s length. In addition, dividends, interest, and other payments to us by Robocath may be subject to French withholding taxes, potentially subject to reduction under the US-France tax treaty. Our limited experience with French tax compliance and intercompany pricing increases the risk of disputes, adjustments, or penalties that could adversely affect our financial results.

6

FORWARD-LOOKING STATEMENTS

The prospectus contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things:

●	Our business, operating, sales and marketing, and regulatory strategies;
●	Our value proposition;
●	Our overall liquidity and our ability to fund operations;
●	Our ability to convert backlog to revenue;
●	Risks related to our recently completed acquisition of Robocath, as set forth in “Risk Factors” above;
●	The ability of physicians to perform certain medical procedures with our products safely, effectively and efficiently;
●	The adoption of our products by hospitals and physicians;
●	The market opportunity for our products, including expected demand for our products;
●	The timing and prospects for regulatory approval of our additional disposable interventional devices;
●	The success of our business partnerships and strategic relationships;
●	Our industry generally, and overall macroeconomic conditions;
●	Our estimates regarding our capital requirements;
●	Our plans for hiring additional personnel;
●	Business acquisitions, including the acquisition of Robocath, our ability to achieve the strategic and other objectives of any such acquisitions, and the risk that we may be unable to integrate the operations of acquired companies successfully and within the expected time period; and
●	Any of our other plans, objectives, expectations and intentions contained or incorporated into this prospectus that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These statements are only predictions.

Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in general economic and business conditions and the risks and other factors set forth in “Risk Factors” in this prospectus and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

Our actual results may be materially different from what we expect. We undertake no duty to update these forward-looking statements after the date of this prospectus, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

7

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales or any other dispositions.

Upon any exercise of the Purchaser Warrants for cash, the applicable Selling Stockholder would pay us the exercise price set forth in the applicable Purchaser Warrants. Each Purchaser Warrant has an exercise price equal to $0.001 per share, and if all 9,273,249 Purchaser Warrants issued or anticipated to become issuable under the Share Sale Agreement are exercised on a cash basis, we will receive de minimis proceeds of approximately $9,273, which we intend to use for working capital and general corporate purposes. The Purchaser Warrants are also exercisable on a cashless basis. If any of the Purchaser Warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable Selling Stockholder upon any such exercise.

The Selling Stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

8

SELLING STOCKHOLDERS

Pursuant to the Share Sale Agreement, we completed the acquisition of 100% of the share capital of Robocath, a venture-backed innovator of advanced mechanical robotic technology for interventional cardiology and neurointerventions headquartered in Rouen, France, on July 7, 2026, and issued 1,694,485 Closing Shares (including 1,469,485 Closing Shares issued to the Securityholders and 225,000 Closing Shares issued to Robocath’s financial advisor as partial payment of a success fee for acquisition advisory services rendered in connection with the Acquisition) and 4,575,143 Purchaser Warrants (in lieu of Closing Shares) to a Robocath Securityholder that elected, as permitted by the Share Sale Agreement, to receive Purchaser Warrants in the Acquisition in lieu of shares of Common Stock it would have otherwise received under the Share Sale Agreement. Under the terms of the Share Sale Agreement, we will become obligated to pay certain additional earnout consideration of up to $25.0 million to the Selling Stockholders upon achievement of certain regulatory and commercial milestones specified in the Share Sale Agreement, as well as certain additional fees to Robocath’s financial advisor. We may satisfy such payment obligations, at our election, in cash, by issuing Earnout Shares (including shares issuable to Robocath’s financial advisor or upon exercise of Purchaser Warrants issued to certain of the Selling Stockholders in lieu of Earnout Shares), or in a combination of cash and Earnout Shares (or Purchaser Warrants).

The number of shares of common stock being registered hereunder is comprised of (i) the 6,269,628 Closing Shares issued to the Selling Stockholders on July 7, 2026, pursuant to the Share Sale Agreement (including shares of common stock issuable upon exercise of Purchaser Warrants issued to one of the Selling Stockholders in lieu of Closing Shares and 225,000 shares of common stock issued to Robocath’s financial advisor) and (ii) 13,179,975 additional Earnout Shares which may be issued to the Selling Stockholders and Robocath’s financial advisor (or Purchaser Warrants, subject to the continuing election of the eligible Robocath securityholder), which is approximately the additional number of Earnout Shares that we are able to issue under the NYSE American Share Cap. However, the exact number of shares we may issue under the Share Sale Agreement as earnout consideration will depend on: (i) whether and to what extent the Regulatory and/or the Commercial Milestones are achieved; (ii) whether we elect to pay all or a portion of such consideration in cash or using Earnout Shares (or Purchaser Warrants); and (iii) the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved.

Under the terms of the Share Sale Agreement, we agreed to file a registration statement under the Securities Act covering the Closing Shares and Earnout Shares and to maintain the effectiveness of the registration statement until the earlier of the 6th anniversary of the first effective date of the registration statement and the date on which all Earnout Shares issued or issuable as earnout consideration pursuant to the Share Sale Agreement have either been sold or may be sold pursuant to Rule 144 without any restrictions (including as to volume or manner of sale). In addition, we have elected to include Robocath’s financial advisor as one of the Selling Stockholders named below.

We are registering the Shares in order to permit the Selling Stockholders to offer the shares issued in connection with the Robocath acquisition for resale from time to time pursuant to this prospectus, subject to the limitations described below under “—Resale Organization Agreement.” Only the Closing Shares have been issued as of the date of this prospectus. The Earnout Shares have not been earned and are not currently outstanding. The actual number of Earnout Shares issued to the Selling Stockholders could be materially less than 13,179,975 shares of common stock depending on whether and to what extent the Regulatory Milestone and/or the Commercial Milestones are achieved, whether we elect to pay all or a portion of such consideration in cash or using Earnout Shares (or Purchaser Warrants), as well as the actual average closing price of our common stock calculated pursuant to a formula near the time such milestones are achieved.

The following table sets forth:

●	The name of each Selling Stockholder;
●	The number of shares of our common stock owned by each Selling Stockholder prior to this offering;
●	The number of shares of our common stock being offered pursuant to this prospectus; and
●	The number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold.

This table is prepared based on information supplied to us by the Selling Stockholders and reflects holdings as of July 7, 2026, following the issuance of the Closing Shares. As used in this prospectus, the term “Selling Stockholders” includes the Selling Stockholders listed below, and any donees, pledgees, transferees or other successors-in-interest selling shares received in a sale or other transfer. The number of shares in the column “Shares Being Offered” represents all of the Shares that the Selling Stockholders may offer under this prospectus. The Selling Stockholders may sell some, all or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 97,934,076 shares of our common stock actually outstanding as of June 30, 2026, but on a pro forma basis to include the Closing Shares of our common stock issued to the Selling Stockholders on July 7, 2026.

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The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares. Because the Selling Stockholders may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by the Selling Stockholders upon termination of this offering. See “Plan of Distribution.” For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering.

Selling Stockholders	Shares Beneficially Owned Prior to This Offering(1)	Percentage of Common Stock Owned Before Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of shares of Common Stock Beneficially Owned After Offering(3)	Percentage of Common Stock Owned After Offering
A.M. Developpement(4)	306	*	1,979	-	*
Agile Capital Development SAS(5)	225,000	*	620,399	-	*
Bencteux, Philippe	211,059	*	1,375,221	-	*
Buquet, Nicolas	590	*	3,813	-	*
CADEIS(6)	137	*	887	-	*
Cardio Participations(7)	2,999	*	19,378	-	*
CEN INNOVATION(8)	21,478	*	140,008	-	*
Chapron, Frédéric	67	*	433	-	*
Crédit Agricole Innovations et Territoires(9)	300,366	*	1,957,952	-	*
Croissance et Proximite 2, FPCI(10)	161,581	*	1,053,287	-	*
CS Group (Holding) Ltd.(11)	3,536	*	22,348	-	*
Deboeuf, Sébastien	119	*	767	-	*
Delfosse, Jacques	92	*	595	-	*
Destriez, Dominique	15,890	*	103,581	-	*
Ducourret, Gérard	39	*	253	-	*
European Investment Bank(12)	4,575,143	4.39%	9,273,249	-	*
FactoGeo(13)	41,462	*	270,280	-	*
FCPI Amundi Avenir Innovation(14)	63,728	*	415,425	-	*
FCPI Go Capital Amorcage(15)	19,045	*	123,058	-	*
FCPI Santé et Digital(16)	41,850	*	272,809	-	*
FCPI Santé et Digital II(17)	17,667	*	115,170	-	*
FCPR W PME Multistratégies(18)	6,590	*	42,957	-	*
Financiere Furstenfeld (19)	25	*	166	-	*
Georgeault, Gerard	35,867	*	233,588	-	*
JMJ(20)	1,612	*	10,417	-	*
Labrunye, Francis	52	*	335	-	*
LDLH(21)	151	*	978	-	*
Lecouillard, Jacques (décédé:indivision)	218	*	1,412	-	*
Leray, David	32	*	209	-	*
Leroy, Dominique(22)	3,216	*	1,395	3,000	*
Li, Shen	4,850	*	30,925	-	*
Liard, Clémentine	297	*	1,921	-	*
Martin, Franck	52	*	335	-	*
MicroPort Cardiovascular LLC(23)	31,784	*	200,877	-	*
Normandie Participations(24)	178,966	*	1,166,627	-	*
Objectif Innovation 10 (Anaxago)(25)	85,768	*	559,097	-	*
Objectif Innovation 63 (Anaxago)(26)	46,170	*	300,970	-	*
Pouget, Roger Marc	6,398	*	41,711	-	*
Rault, Michel	340	*	2,200	-	*
SARL LBLI(27)	526	*	3,401	-	*
Tréfoil Investments s.à.r.l.(28)	82,546	*	526,313	-	*
Tuspark Technology Investment Europe s.à.r.l.(29)	9,130	*	58,216	-	*
Waterstart Capital (30)	75,884	*	494,661	-	*

* Indicates ownership of less than 1%

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(1)	Consists of Closing Shares issued in connection with the Robocath acquisition, except where noted otherwise in the footnotes below.
(2)	Consists of shares of common stock issued and issuable in connection with the Robocath acquisition, including an estimate of Earnout Shares issuable to the Selling Stockholders upon achievement of the Regulatory Milestone and/or the Commercial Milestones, except where noted otherwise in the footnotes below.
(3)	Assumes the sale of all shares offered hereby and that the Selling Stockholders do not acquire beneficial ownership of any additional shares of our common stock other than the Closing Shares or the Earnout Shares.
(4)	Arnaud Mustiere, the manager of A.M. Developpement, a French société à responsabilité limitée, has investment and voting control over the securities held by A.M. Developpement.
(5)	Agile Capital Development SAS, a French société par actions simplifiée, served as Robocath’s financial advisor in connection with the Acquisition. The shares of common stock beneficially owned by Agile Capital Development SAS consist of 225,000 Closing Shares issued as partial payment of a success fee for acquisition advisory services rendered to Robocath and its Securityholders in connection with the Acquisition. The shares of common stock being offered on behalf of Agile Capital Development SAS also include additional shares of common stock that may be issuable to Agile Capital Development SAS as additional fees upon payment of earnout consideration to the Securityholders pursuant to the Share Sale Agreement. Agile Capital Development SAS is managed by ECV Cofel Holding, a French société à responsabilité limitée. Eric Cohen, President of Agile Capital Development SAS, has investment and voting control over the securities held by Agile Capital Development SAS.
(6)	CADEIS, a French société par actions simplifiée, is managed by NEDEIS, a French société par actions simplifiée, and the Georgeault family. Gerard Georgeault, the CEO of CADEIS, has investment and voting control over the securities held by CADEIS.
(7)	Georges-David Medina, the Chairman of Cardio Participations, a French société par actions simplifiée, has investment and voting control over the securities held by Cardio Participations.
(8)	CEN Innovation is owned by Caisse d’Epargne et de Prévoyance Normandie. Christine Dropsy, a member of the management board of Caisse d’Epargne et de Prévoyance Normandie, has investment and voting control over the securities held by CEN Innovation.
(9)	Supernova Invest, a French société par actions simplifiée, is the management company of Crédit Agricole Innovations & Territoires. Each of Pierre-Emmanuel Stuyven, President of Supernova Invest, and Régis Saleur, Director General of Supernova Invest, has investment and voting control over the securities held by Crédit Agricole Innovations & Territoires.
(10)	Croissance Et Proximite 2, a French fonds professionnel de capital investissement, is managed by NCI, a French société par actions simplifiée, which is owned by Les Cadres Investisseurs. Les Cadres Investisseurs is owned by Alta. Alta is owned by PARTAG, Kerinvest, Stéphane Kerlo, PERSADEV, Vincent Lhermenier, and Yves Guiol. PARTAG is owned by Anne-Cécile Guitton, Kerinvest is controlled by Stéphane Kerlo, and PERSADEV is owned by Hubert de Germay. Anne-Cécile Guitton, President of NCI, Stéphane Kerlo, CEO of NCI, and Yves Guiol, Partner of NCI, have investment and voting control over the securities held by Croissance Et Proximite 2.
(11)	Jianguo Sun and Jessica Chiu have investment and voting control over the securities held by CS Group (Holding) Ltd., a British Virgin Islands limited company.
(12)	The shares of common stock being registered for resale on behalf of the European Investment Bank consist solely of shares issuable upon exercise of (i) Purchaser Warrants issued at the initial closing of the Share Sale Agreement on July 7, 2026 and (ii) Purchaser Warrants issuable in lieu of Earnout Shares upon achievement of the Regulatory and/or the Commercial Milestones. Pursuant to that certain Joinder Agreement to the Share Sale Agreement, dated as of July 7, 2026, by and among the European Investment Bank, Stereotaxis, and certain other selling stockholders, the European Investment Bank may become entitled to receive Purchaser Warrants to purchase additional Earnout Shares, the receipt of which would increase the total number of shares offered hereby by the European Investment Bank. In such case, the shares offered hereby by the other Selling Stockholders (other than Agile Capital Development SAS) would be reduced on a pro rata basis by the total number of additional shares underlying such Purchaser Warrants allocated to the European Investment Bank. The European Investment Bank is a financing institution created pursuant to the Treaty on the Functioning of the European Union.

11

(13)	FACTOGEO is managed by NFACTORY INVEST, a French société en nom collectif. Alexandre Martini, Manager of NFACTORY INVEST, has investment and voting control over the securities held by FACTOGEO.
(14)	FCPI Amundi Private Equity Funds, a French société anonyme is the management company of FCPI Amundi Avenir Innovation, a French fonds commun de placement dans l’innovation. The financial management of FCPI Amundi Avenir Innovation has been delegated to Supernova Invest a French société par actions simplifiée. Each of Pierre-Emmanuel Stuyven, President of Supernova Invest, and Régis Saleur, Director General of Supernova Invest, has investment and voting control over the securities held by FCPI Amundi Avenir Innovation, FCPI
(15)	Bertrand Distinguin has investment and voting control over the securities held by FCPI Go Capital Amorcage, a French fonds professionel de capital investissement.
(16)	FCPI Santé et Digital, a French fonds commun de placement dans l’innovation, is managed by M Capital Partners. Florian Canivez has investment and voting control over the securities held by FCPI Santé et Digital.
(17)	FCPI Santé et Digital II, a French fonds commun de placement dans l’innovation, is managed by M Capital Partners. Florian Canivez has investment and voting control over the securities held by FCPI Santé et Digital II.
(18)	FCPR W PME Multistratégies, a French fonds commun de placement à risque, is managed by M Capital Partners. Florian Canivez has investment and voting control over the securities held by FCPR W PME Multistratégies.
(19)	Nicolas Furstenfeld has investment and voting control over the securities held by SARL Finan cciere Furstenfeld, a French entreprise unipersonnelle à responsabilité limitée.
(20)	Jean Furet has investment and voting control over the securities held by JMJ, a French société civile.
(21)	David Leray and Lorena Leray have investment and voting control over the securities held by LDLH, a French société par action simplifiée.
(22)	Shares beneficially owned prior to this offering includes 3,000 shares of our common stock Dominique Leroy beneficially owned prior to the Robocath transaction.
(23)	MicroPort Cardiovascular, LLC, is controlled by MicroPort Scientific America Inc., which is controlled by Microport Scientific Corporation. MicroPort Scientific Corporation is a public company primarily listed on the Hong Kong Stock Exchange under the ticker symbol 0853.HK.
(24)	Franck Murray and Arthur Duwiquet have investment and voting control over the securities held by Normandie Participations SAS, a French société par actions simplifiée à associé unique.
(25)	Caroline Lamaud-Dupont has investment and voting control over the securities held by Objectif Innovation 10, a French société par actions simplifiée.
(26)	Caroline Lamaud-Dupont has investment and voting control over the securities held by Objectif Innovation 63, a French société par actions simplifiée.
(27)	SARL LBLI, a French société à responsabilité limitée, is managed by SAS FBL, a French société par actions simplifiée. Laurent Blineau has investment and voting control over the shares held by SARL LBLI.
(28)	Tréfoil Investments s.a.r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, is managed by Tuspark Capital Management (Luxembourg) s.à.r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg. Dexiang Wang, Managing Director of Tuspark Capital Management (Luxembourg) s.à.r.l., has investment and voting control over the securities held by Tréfoil Investments s.a.r.l.
(29)	Dexiang Wang, Managing Director of Tuspark Technology Investment Europe s.à.r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, has investment and voting control over the securities held by Tuspark Technology Investment Europe s.à.r.l..
(30)	Waterstart Capital, a French fonds professionnel de capital investissement, is managed by NCI, a French société par actions simplifiée, which is owned by Les Cadres Investisseurs. Les Cadres Investisseurs is owned by Alta. Alta is owned by PARTAG, Kerinvest, Stéphane Kerlo, PERSADEV, Vincent Lhermenier, and Yves Guiol. PARTAG is owned by Anne-Cécile Guitton, Kerinvest is controlled by Stéphane Kerlo, and PERSADEV is owned by Hubert de Germay. Anne-Cécile Guitton, President of NCI, Stéphane Kerlo, CEO of NCI, and Yves Guiol, Partner of NCI, have investment and voting control over the securities held by Waterstart Capital.

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Resale Organization Agreement

In connection with the Acquisition, the Company and the Securityholders entered into a Resale Organization Agreement, dated as of July 7, 2026 (the “Resale Organization Agreement”), which is intended to facilitate the orderly resale of the Shares following the closing of the Acquisition.

Under the Resale Organization Agreement, the Securityholders agreed to not sell, on any single trading day, shares in open-market sales in an amount that exceeds more than 15% of the average daily trading volume of the Common Stock over the 10 trading days ending on the date prior to date on which such daily volume cap is calculated. The foregoing limitation under the Resale Organization Agreement is allocated pro rata to the Securityholders, provided that the European Investment Bank has priority resale rights during an initial period ending no later than six months following the closing of the Acquisition. The foregoing limitation does not apply to privately negotiated transfers or block sales. This description of the terms of the Resale Organization Agreement is a summary only and is qualified in its entirety by reference to the full text of the Resale Organization Agreement, which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part and incorporated herein by reference.

13

PLAN OF DISTRIBUTION

We are registering the shares of our common stock previously issued to the Selling Stockholders and additional shares of our common stock potentially issuable to the Selling Stockholders if certain regulatory approval and commercial earnout performance targets are met during their respective earnout periods, pursuant to and as set forth in the Share Sale Agreement, in order to permit the Selling Stockholders to offer the shares for resale from time to time after the date of this prospectus. Such resales are subject to the limitations under the Resale Organization Agreement as described under “Selling Stockholders—Resale Organization Agreement” above. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock or interests in shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These dispositions may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve cross or block transactions.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	transactions on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

●	over-the-counter market transactions;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short-sales;

●	through the distribution of the common stock by any Selling Stockholder to its partners, members or stockholders;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	in sales pursuant to Rule 144;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	via agreements between broker-dealers and the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

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The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Stockholders may also sell shares short and deliver these shares to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders, individually and not severally, and any underwriters, broker-dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned by any such broker-dealer on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

If the actual number of shares issued or anticipated to be issued as earnout shares in respect of milestones achieved exceeds or is expected to exceed the number of earnout shares registered under the registration statement, we will use commercially reasonable efforts to promptly file an amendment to the registration statement or file a new registration statement on any appropriate form under the Securities Act to effect the registration of all such excess shares. We are required to pay certain fees and expenses incurred by us as incident to the registration of the shares. The Share Sale Agreement provides that in no event will the number of shares issuable thereunder exceed 19.9% of the total number of shares of our common stock issued and outstanding immediately prior to July 7, 2026 without obtaining approval of stockholders pursuant to the applicable rules of the NYSE American.

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In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, and the Selling Stockholders have advised us that, except as set forth in a supplement to this prospectus, in the case of an agency transaction, such commissions will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and, in the case of a principal transaction, any such markup or markdown will be in compliance with FINRA Rule 2121.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus forms a part effective until the earliest to occur of (i) the sixth anniversary of the date the registration statement has first become effective, or (ii) the date that all of the shares of common stock issued or issuable pursuant to the Share Sale Agreement have actually been sold, or may be sold pursuant to Rule 144 under the Securities Act without any restrictions (including as to volume or manner of sale). Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

General

As of the date of this prospectus, we are authorized to issue up to 310 million shares of capital stock, par value $0.001 per share, divided into two classes designated, respectively, “common stock” and “preferred stock.” Of such shares authorized, 300 million shares are designated as common stock, and 10 million shares are designated as preferred stock.

The following is a summary of the material terms of our capital stock and certain provisions of our amended and restated Certificate of Incorporation and amended and restated Bylaws. Since the terms of our Certificate of Incorporation and Bylaws, and Delaware law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find Additional Information” below.

Common Stock

As of June 30, 2026, there were approximately 97,934,076 shares of our common stock outstanding that were held of record by approximately 380 stockholders, although we believe that there is a significantly larger number of beneficial owners of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Purchaser Warrants

In connection with the Robocath acquisition, as permitted by the Share Sale Agreement, one of the Robocath securityholders elected to receive Purchaser Warrants in lieu of shares of our common stock otherwise issuable to them under the Share Sale Agreement, whether as upfront stock consideration or as earnout consideration. Each Purchaser Warrant entitles the holder thereof to acquire one share of our common stock at an exercise price equal to the par value of our common stock ($0.001 per share). The Purchaser Warrants are exercisable for cash or on a cashless basis. The Purchaser Warrants are exercisable at any time from the date of issuance until the fifth (5th) anniversary of the date of issuance. The number of Purchaser Warrants to be issued to the holder is determined on the same basis as the number of shares of our common stock that would otherwise have been issuable to such holder under the Share Sale Agreement. The shares of our common stock issuable upon exercise of the Purchaser Warrants (but not the Purchaser Warrants themselves) constitute “Registrable Securities” covered by this registration statement.

Series A Convertible Preferred Stock

On September 29, 2016, we filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) to authorize the Series A Convertible Preferred Stock.

Pursuant to the Certificate of Designations, holders of Series A Convertible Preferred Stock are entitled to vote on an as-converted basis with holders of common stock, subject to specified beneficial ownership issuance limitations. The Series A Convertible Preferred Stock bears dividends at a rate of six percent (6.0%) per annum, which are cumulative and accrue daily from the date of issuance on the $1,000 stated value. Such dividends will not be paid in cash, except in connection with any liquidation, dissolution or winding up of the Company or any redemption of the Series A Convertible Preferred Stock. Instead, the value of the accrued dividends is added to the liquidation preference of the Series A Convertible Preferred Stock and will increase the number of shares of common stock issuable upon conversion.

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Each share of Series A Convertible Preferred Stock is convertible at the option of the holder from and after the original date of issuance, at an initial conversion price of $0.65 per share, subject to adjustment in the event of stock splits, dividends, mergers, sales of all or substantially all of our assets or similar transactions, subject to specified beneficial ownership issuance limitations. If we fail to timely issue shares of Series A Convertible Preferred Stock or common stock issuable on conversion or remove legends from any such shares, in each case as and when required to do so under the Certificate of Designations, we will be required to pay liquidated damages to the affected holder in an amount equal to 0.25% of the product of (i) the number of shares of common stock to be issued or issuable on conversion of the relevant shares of Series A Convertible Preferred Stock and (ii) the weighted average price of the common stock on the last date before such failure, and may be required to pay additional or alternative damages in specified circumstances at the option of the holder. Each holder of Series A Convertible Preferred Stock has the right to require us to redeem such holder’s Series A Convertible Preferred Stock upon the occurrence of specified events, including mergers, sales of substantially all assets of the Company, and certain defaults under the Certificate of Designations and under the Registration Rights Agreement entered into in connection with the Financing Transaction. We also have the right to redeem the Series A Convertible Preferred Stock in the event of a Change of Control Transaction (as defined in the Certificate of Designations).

The Series A Convertible Preferred Stock ranks senior to our common stock as to distributions and payments upon the liquidation, dissolution and winding up of the Company. No such distributions or payments upon the liquidation, dissolution and winding up of the Company may be made to the holders of common stock unless and until the holders of Series A Convertible Preferred Stock have received the stated value of $1,000 per share plus any accrued and unpaid dividends. Until all shares of Series A Convertible Preferred Stock have been converted or redeemed, no dividends may be paid on the common stock without the prior express written consent of the holders of a majority of the outstanding Series A Convertible Preferred Stock. In the event that dividends or other distributions of assets are made or paid by us to the holders of the common stock, the holders of Series A Convertible Preferred Stock are entitled to participate in such dividend or distribution on an as-converted basis (without giving effect to any limitations on conversion).

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	Before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	On or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines “business combination” to include the following:

●	Any merger or consolidation involving the corporation and the interested stockholder;

●	Any sale, transfer, pledge or other disposition involving the interested stockholder of assets with a value of 10% or more of either the total assets or all outstanding stock of the corporation;

●	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such an entity or person.

In addition, some provisions of our amended and restated Certificate of Incorporation and amended and restated Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our amended and restated Certificate of Incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Classified Board of Directors. Our Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors is elected each year, which has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. These provisions, when coupled with the provision of our amended and restated Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees. The Certificate of Incorporation also provides that directors may be removed by stockholders only for cause. Since the Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated Certificate of Incorporation and Bylaws do not permit stockholders to act by written consent. They provide that special meetings of our stockholders may be called only by the Chairman of our Board of Directors, our Chief Executive Officer or a majority of our directors. Further, our amended and restated Certificate of Incorporation provides that the stockholders may amend Bylaws adopted by the Board of Directors or specified provisions of the Certificate of Incorporation by the affirmative vote of at least 66-2/3% of our capital stock.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive office not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

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Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Stereotaxis by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Certificate of Incorporation or Bylaws, unless either a corporation’s Certificate of Incorporation or Bylaws require a greater percentage. Our amended and restated Certificate of Incorporation imposes supermajority vote requirements of 66-2/3% of the voting power of our capital stock in connection with the amendment of certain provisions of our amended and restated Certificate of Incorporation and amended and restated Bylaws, including those provisions relating to the classified Board of Directors, action by written consent and the ability of stockholders to call special meetings.

Market Information

Our common stock is listed on the NYSE American under the symbol “STXS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717-0718, and its telephone number is (855) 300-4994.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bryan Cave Leighton Paisner LLP, St. Louis, Missouri.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2025, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.stereotaxis.com, under “Investors—SEC Filings.” We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 001-36159), which contain important information about us and our business and financial results:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026, as amended by our Annual Report on Form 10-K/A filed with the SEC on April 3, 2026;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 13, 2026;
●	Our Current Reports on Form 8-K filed with the SEC on April 15, 2026, May 15, 2026 and July 9, 2026;
●	The portions of our Definitive Proxy Statement on Schedule 14A, filed on April 3, 2026, that are deemed “filed” with the SEC under the Exchange Act; and
●	The description of our common stock filed as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026 and any amendment or report filed with the SEC for the purpose of updating the description.

We incorporate by reference any additional filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the filing of the initial registration statement (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC). These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may receive copies of any of the documents incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the Investor Relations Department at Stereotaxis, Inc., 710 North Tucker Boulevard, Suite 110, St. Louis, Missouri 63101, telephone number (314) 678-6100.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Stereotaxis, Inc. in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission filing fee	$4,351.30
Legal fees and expenses	50,000	*
Accounting fees and expenses	10,000	*
Edgar fees and printing expenses	-	*
Total expenses	$64,351.30

* Estimated

Item 15. Indemnification of Directors and Officers.

Our amended and restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, our directors shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our Certificate of Incorporation provides that we may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Company, or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company.

Our amended and restated Bylaws provide that the Company shall indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. We are not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by our Board of Directors; or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law or any other applicable law. In addition, our Bylaws provide that the Company may indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have also entered into separate indemnification agreements with our directors that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service with the Company or on behalf of the Company, other than liabilities arising from willful misconduct of a culpable nature. The Company is not required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the Board of Directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; and (iv) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party including, expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

See Item 17 for information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws.

The Registrant maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

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Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Document Description
2.1*†#	Share Sale Agreement, dated as of April 14, 2026, by and among the Registrant, Robocath, the securityholders of Robocath party thereto, and Philippe Bencteux, as Manager.

2.2*†	Joinder Agreement, dated as of July 7, 2026, by and among European Investment Bank, the Registrant, Philippe Bencteux and Supernova Invest, relating to the Share Sale Agreement dated as of April 14, 2026.

3.1a	Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q (File No. 000-50884) for the fiscal quarter ended September 30, 2004.

3.1b	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 000-50884) filed on July 10, 2012.

3.2	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36159) filed on September 30, 2016.

3.3	Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-Q (File No. 000-50884) for the fiscal quarter ended September 30, 2004.

4.1	Form of Specimen Stock Certificate, incorporated by reference to the Registration Statement on Form S-1 (File No. 333-115253) originally filed with the Commission on May 7, 2004, as amended thereafter, at Exhibit 4.1.

4.2	Description of Registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated by reference to Exhibit 4.2 of the Registrant’s Form 10-K (File No. 001-36159) filed on March 12, 2026.

4.3*	Form of Purchaser Warrant.

5.1*	Opinion of Bryan Cave Leighton Paisner LLP

10.1*	Resale Organization Agreement, dated as of July 7, 2026, by and among the Registrant and the securityholders of Robocath party thereto.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 5.1).

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith

#	This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment for any schedules or exhibits so furnished.

†	As permitted by Regulation S-K, Item 601(b)(2)(ii) of the Securities Exchange Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purposes of determining liability under the Securities Act to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 15, 2026.

STEREOTAXIS, INC.

By:	/s/ David L. Fischel
David L. Fischel
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title(s)	Date

/s/ David L. Fischel	Chairman and Chief Executive Officer	July 15, 2026
David L. Fischel	(principal executive officer)

/s/ Kimberly R. Peery	Chief Financial Officer	July 15, 2026
Kimberly R. Peery	(principal financial officer and
principal accounting officer)

*	Director	July 15, 2026
David W. Benfer

*	Director	July 15, 2026
Myriam Curet

*	Director	July 15, 2026
Nathan Fischel

*	Director	July 15, 2026
Ross B. Levin

*	Director	July 15, 2026
Arun S. Menawat

*	Director	July 15, 2026
Nachum “Homi” Shamir

*By	/s/ Patricia S. Williams
Patricia S. Williams,
Attorney-in-fact

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